Mike
----
Thank you ____________, and welcome to all those joining us today for National Research Corporation's third quarter earnings conference call. My name is Mike Hays, CEO of National Research. Joining me on the call today is our CFO, Pat Beans. Before we commence the call, I would ask Pat to review with us conditions that relate to forward looking statements we may make during today's call. Pat.

Pat
---
Thank you, Mike. This conference call includes "forward-looking" statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company's future results, please see the company's filings with the Securities and Exchange Commission. With that, I'll turn it back to you, Mike.

Mike
----
Thank you, Pat.

During today's call I will provide some highlights for the quarter just ending and summarize our performance year to date. I will then turn the call back to Pat to provide you the details of our financial performance for the third quarter and year to date, after which, and before opening the call to questions, I will discuss our preparation for 2004.

To begin, I would like to bring your attention to our earnings release last evening announcing record quarterly revenue for the Company. We are very pleased with our record revenues of $8 million in the third quarter. Combining the first six months of 2003 with our 3rd quarter performance has resulted in a 25% top line growth.

Revenue growth for the past quarters of 2003--and for that matter, the past seven quarters in a row--has been driven by an expanding marketplace and its acceptance of our unique
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core products and services, as well as HealthCare Market Guide which has experienced growth as well. In fact, since our last call we have added over 100 new clients of various sizes, for a variety of products and services

Revenue growth is also driving earnings growth. Third quarter earnings per share of $0.18 was in line with our expectations and brings our first three quarters EPS growth to 16%.

At this time, Pat may I ask that you provide details of the quarter just ending as well as our performance through the first three quarters of 2003?


Pat
---
Thank you Mike.

During the 3rd quarter of 2003, NRC achieved record revenue of $8 million surpassing our previous highest quarter of $7.3 million set in the 3rd quarter 2002. I realize that period over period comparisons are hard for anyone to make when anomalies exist. For that reason, I will provide the comparable numbers. During the 3rd quarter 2002, the company performed essentially double the work for the Veteran's Administration to get them caught up which resulted in an additional $700,000 of revenue over the normal contract run rate in that quarter. Therefore, the base of recurring revenue in 2002 was $6.6 million compared to the $8 million in the third quarter 2003, a growth rate of over 20%. This revenue growth is the outcome of additional new clients, each of which will help our recurring revenue during the balance of 2003 and into 2004.

For the first nine months of 2003, NRC's revenue increased 25% compared to the first nine months of 2002. The company's revenue reached $20.2 million in 2003 compared to $16.2 million during the same period in 2002. This exceeds our minimum growth objective of 20%.
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The EPS for the 3rd quarter of 2003 was in line with our guidance given last
November of $0.18 cents per share. The net income for the 3rd quarter was $1.3 million compared to $1.4 million during the same period in 2002. During the 3rd quarter 2002, without the effects of the VA, the company's net income would have been about $1.1 million or $0.16 per share which equals an 18% increase in net income. As a percentage of revenue, our net income for the 3rd quarter was 16% which is slightly higher than our annual goal of 15%.

The EPS for the first nine months of 2003 was $0.43 cents per share, compared to $0.37 cents per share in 2002. Our net income for the first nine months of 2003 was $3.1 million compared to $2.6 million in 2002. As a percentage of revenue, our net income for 2003 was 15.5%, which is in line with our goals.

Our direct expenses as a percentage of revenue were 47.5% for the quarter which is line with our expectations for the 3rd quarter. We expected direct expenses would increase during the 3rd quarter due to the delivery of the Healthcare Market Guide. Direct expenses in the 4th quarter will show a couple points reduction and be in line with the expected annual margin goal of 45%.

The Selling, General and Administrative expenses in total dollars were higher during the third quarter, but as a percent of revenue, the SG&A expenses decreased to just below 20% for the quarter compared to 21.7% through nine months. The SG&A, expenses will increase slightly as a percent of revenue during the 4th quarter, back in line with our goals of around 22 to 23% of revenue to end the year.

The 2003 edition of the HealthCare Market Guide was released during the 3rd quarter and is doing very well. We reaffirm our goal of earnings per share for 4th quarter 2003 of $0.19 which will bring our annual 2003 EPS to $0.62 cents per share.

The company continues to improve its strong financial position. The balance sheet has improved this quarter and should continue to improve even more during this quarter.
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Cash flow from operations for the first nine months of 2003 was $7.5 million.
Cash and short-term investments as of September 30, 2003, was approximately $16 million or $2.20 per share. The net cash and short-term investments improved by $5.1 million during the first nine months of 2003.

The strong revenue and earnings growth has the momentum to continue improving our strong financial position. As stated yesterday in the press release, we believe that our objective of achieving a minimum growth rate of 20% in earnings per share will be surpassed in 2004.

I will now turn it back over to Mike for additional discussions.

Mike
----
Thank you Pat

As Pat mentioned, fourth quarter is on track which will allow us to achieve expected 2003 performance levels. Without the reduction earlier this year in HEALTHSOUTH's contract value, we may have shown even greater growth, but more importantly it's nice to know I'm backed by a great management team and group of associates that can deal with surprises and still perform at record levels.

Looking ahead a few months we will begin a new year. In 2004, a series of events, now all with established traction, will drive growth of our company and our category for at least the next three to five years. The traction I speak of includes the survey to be used as the national standard for hospitals. It is almost finalized as is the exact rollout schedule which we anticipate to be the first half of 2004. Voluntary participation is up to over 1,700 hospitals with CMS committed to "Plan B", as they call it, if even more hospitals don't step to the plate. In fact, Congress has entered the debate on hospital participation. A provision in the Medicare reform legislation calls for hospitals that participate in the public reporting of quality information would receive higher Medicare payments starting in 2004 than those hospitals that elect not to participate. Whether or not that provision
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makes the cut, or even if Medicare reform legislation passes, it does suggest public reporting of performance is a key issue for the Bush administration.

Payers, the federal government and consumer groups have expanded transparency and public reporting beyond hospitals, to include additional groups of providers such as home health agencies and physicians. We have, as you know, anticipated and planned for this trend in transparency. As a result of our planning, we've added where necessary, the resources to handle anticipated revenues. We, as a company, have expanded our portfolio of products, each of which are in place and as of this past quarter, have proven themselves by generating recurring revenue

We have expanded our sales staff as well. Today we stand at 27 sales associates up from 17 reported during our August 2003 conference call. For a reference point we had nine sales associates a year ago today.

In summary, we believe the market opportunity and our execution plan will produce the growth rates we desire. While NRC has been at the forefront of creating this opportunity, now it's ONLY about execution, and we feel we are ready.

At this point I would welcome questions from participants.